Exhibit 99.1

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media Successfully Completes Bank Debt Repurchases

DALLAS, Nov. 25, 2013 — Dex Media, Inc. (NASDAQ: DXM), one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses, today announced it successfully repurchased bank debt at each of its four operating subsidiaries and will retire approximately $137.1 million in principal amount of bank debt for approximately $101 million in cash consideration.

The results of the bank debt repurchases are as follows:

$ in millions

Entity	Principal Value of Accepted Bids	Accepted Price	Aggregate Cash Payment to Lenders
SuperMedia Inc.	$106.7 million	75.0%	$80.0 million
R.H. Donnelley Inc.	$11.3 million	62.0%	$7.0 million
Dex Media East, Inc.	$8.8 million	67.7%	$6.0 million
Dex Media West, Inc.	$11.3 million	77.5%	$8.0 million

As announced on November 15, 2013, designated utilization and price ranges for the bank debt repurchases were as follows:

•                  SuperMedia Inc. — offered to utilize up to $80.0 million to repurchase its bank debt at a price of 70.0% to 75.0% of par.

•                  R.H. Donnelley Inc. - offered to utilize up to $7.0 million to repurchase its bank debt at a price of 62.0% to 65.0% of par.

•                  Dex Media East, Inc. - offered to utilize up to $6.0 million to repurchase its bank debt at a price of 66.0% to 69.0% of par.

•                  Dex Media West, Inc. - offered to utilize up to $8.0 million to repurchase its bank debt at a price of 75.0% to 78.0% of par.

This offer expired at 5:00 p.m., New York City time, on Friday, November 22, 2013.  Settlement of the prepayments is expected on or about Monday, November 25, 2013.

About Dex Media

Dex Media (NASDAQ: DXM) provides local, social and mobile marketing solutions to businesses in communities across the U.S. under the Dex One and SuperMedia brands. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® online and mobile search portals and applications and local print directories. For more information, visit www.DexMedia.com.

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